EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Act of 1934, the undersigned agree to the joint filing of a Statement in Schedule 13G, including any and all amendments thereto, with respect to the Common Stock, $0.01 Par Value, of RAPID7, INC. and further agree to the filling of this agreement as an exhibit thereto. In addition, each party to this Joint Filing Agreement expressively authorizes each other party to this agreement to file on its behalf and all amendments to such Statement on Schedule 13G.

Date:   February 10, 2016

FACTOR ADVISORS LLC

/s/ David Weissman

Name/Title: Dave Weissman, Chief Operating and Compliance Officer

PENSERRA CAPITAL MANAGEMENT LLC

/s/ Dustin Lewellyn

Name/Title: Dustin Lewellyn, CFA, Chief Investment Officer